Exhibit 10.1
OTIS WORLDWIDE CORPORATION SAVINGS RESTORATION PLAN
Amended and Restated of March 11, 2020
Amendment #1

The Otis Worldwide Corporation Savings Restoration Savings Plan, Amended and Restated as of March 11, 2020 (the “Plan”) is hereby amended, effective as the date of execution below, as follows:

1.Section 5.1 is amended by renumbering the current Section 5.1 as Section 5.1(a) and by the addition of clause (b):

5.1 “Contribution Amount

(b) In addition to the matching contribution under Section 5.1(a), solely for the 2021 Plan Year, the Corporation will credit each Participant with a “one-time catch-up matching contribution,” representing the difference, if any, between the matching contribution made to the Plan for such Participant as described in Section 5.1(a) above for the 2021 Plan Year and the matching contribution such Participant would have received for such Plan Year, had the short-term incentive payments under the Corporation’s Executive Annual Bonus Plan for performance in 2020 been eligible for deferral, subject to the 6% cap described in Section 5.1(a) above. Such “catch-up matching contributions” will be subject to the same vesting and distribution conditions as matching contributions made for the 2021 Plan Year in accordance with Section 5.1(a) above. These one-time “catch-up matching contributions” will be credited to the Plan when such short-term incentive payments are made, or as or as soon as administratively practicable thereafter.

IN WITNESS WHEREOF, this amendment has been duly executed by the Chief People Officer of the Corporation as of the date indicated below.

/s/ Laurie Havanec_________________________
Chief People Officer
Laurie Havanec

Dated: February 2, 2021